Exhibit 99.2

Page 1 of 12

Master Q&A

General / Supernus

1.	What was announced?

•	We announced that Sage has entered into an agreement to be acquired by Supernus Pharmaceuticals.

•	This transaction concludes the Board’s thoughtful and comprehensive strategic review process announced in January and marks the beginning of an exciting next chapter for Sage.

•	As part of Supernus, we believe we will be well positioned to continue the growth of ZURZUVAE, reach more women with PPD, and advance our mission of delivering life-changing brain health medicines.

•	Supernus’ commitment to patients and dedication to the development of innovative product candidates in neurology and psychiatry makes this an easy and aligned partnership.

2.	Why did Sage enter into this transaction with Supernus? Why now?

•	Since January, our Board has been conducting a thoughtful and comprehensive review of strategic alternatives.

•

After evaluating the opportunities available to the Company, the Board unanimously determined that this transaction with Supernus is the best path forward for Sage and maximizes value for our shareholders.

•	Supernus’ commitment to patients and dedication to the development of innovative product candidates in neurology and psychiatry makes this an easy and aligned partnership.

•	As part of Supernus, we believe we will be well positioned to continue the growth of ZURZUVAE, reach women with PPD, and advance our mission of delivering life-changing brain health medicines.

3.	Does this transaction impact Sage’s strategy moving forward? What does this mean for ZURZUVAE? What about the rest of Sage’s pipeline?

•

Like Sage, Supernus is focused on supporting brain health and function, and their portfolio includes several products to treat neurological and psychiatric conditions, including epilepsy, Parkinson’s and ADHD.

•	Supernus sees the tremendous opportunity of ZURZUVAE, and is excited to get to work advancing our mission and helping more women with PPD.

4.	When is the transaction expected to close?

•

The transaction is expected to close in the third quarter of 2025, subject to customary closing conditions and regulatory approvals, as well as the tender of a majority of the outstanding shares of Sage’s common stock.

5.	Will Sage leadership remain with the Company as part of Supernus?

•	Today is just the first step in Sage becoming part of Supernus.

•	There are many decisions that still need to be made.

•	Leaders from both companies will work closely to determine how to best bring our two organizations together.

6.	Will Supernus and Biogen work well together?

•

Supernus is committed to working with Biogen to advance the commercialization of ZURZUVAE as a treatment for women with PPD and its ongoing growth, and both parties see the tremendous opportunity for this important treatment.

•	We’re focused on executing on the transaction we’ve just announced, which we are confident is in the best interests of our shareholders.

Biogen

7.	Have you been in touch with Biogen? What have they said?

•	We have an ongoing dialogue with Biogen as part of our collaboration agreement on ZURZUVAE.

•	They are dedicated to ZURZUVAE, but beyond that I don’t want to comment for them.

8.	Does Biogen have a right of first refusal to acquire Sage? What are the terms?

No.

9.	How will this transaction affect your ongoing partnership with Biogen on ZURZUVAE? Does this change in control impact any of the terms of the agreement with Biogen regarding ZURZUVAE?

•	We believe that Supernus and Biogen have a common interest in achieving the potential of ZURZUVAE and helping more women with PPD.

•	Today we’re focused on executing on the transaction we’ve just announced, which we are confident is in the best interest of our shareholders.

Investors / Analysts

10.	What are the terms?

•

Under the terms of the agreement, Sage shareholders will receive $8.50 per share, plus one non-tradable contingent value right (CVR) payable upon achieving certain specific milestones collectively worth up to $3.50 per share in cash, for an aggregate of up to approximately $795 million or $12.00 per share.

•

The CVR entitles Sage stockholders to receive up to $3.50 per share payable upon ZURZUVAE achieving certain sales and commercial milestones within certain specified periods (subject to the terms and conditions contained in a Contingent Value Rights Agreement detailing the terms of the CVR). These milestones include:

•	(1) $1.00 per share payable if in any calendar year between closing and end of 2027, annual net sales of ZURZUVAE allocable to Supernus reach $250 million or more in the U.S.,

•	(2) $1.00 per share payable if in any calendar year between closing and end of 2028, annual net sales of ZURZUVAE allocable to Supernus reach $300 million or more in the U.S.,

•	(3) $1.00 per share payable if in any calendar year between closing and end of 2030, annual net sales of ZURZUVAE allocable to Supernus reach $375 million or more in the U.S., and

•	(4) $0.50 per share at first commercial sale in Japan to a third-party customer after regulatory approval for ZURZUVAE for the treatment of major depressive disorder (MDD) in Japan by June 30, 2026.

11.	Do you believe this is the best price for Sage? Was Supernus’ the highest offer?

•

The Board evaluated a broad range of alternatives and unanimously determined that the compelling transaction we have announced maximizes shareholder value and is in the best interest of Sage and our shareholders.

•

The $12.00 per share total consideration represents a 116% premium to our closing stock price on January 10, 2025, prior to Biogen’s unsolicited public offer to buy Sage later that day. The $8.50 per share upfront cash consideration represents a 53% premium to our closing stock price on January 10, 2025, prior to Biogen’s unsolicited public offer to buy Sage later that day. Additional details on the background will be available in our tender offer documents, which will be filed with the SEC in due course.

12.	What is the transaction value excluding Supernus’ cash?

•

The aggregate total consideration is approximately $795 million. The aggregate upfront cash consideration is approximately $561 million. As of March 31, 2025, we had $424 million in cash, cash equivalents, and marketable securities. We’ll disclose an updated cash balance in SEC filings in due course.

13.	What other options did you evaluate as part of the strategic alternatives process? Is this the best outcome you could have achieved?

•

The Board evaluated a broad range of alternatives and unanimously determined that the compelling transaction we have announced maximizes shareholder value and is in the best interest of Sage and our shareholders.

•	Additional details on the background will be available in our tender offer documents, which will be filed with the SEC in due course.

14.	How many parties did you meet with as part of the strategic alternatives process? How many bids did you receive for the Company? Who else was interested?

•	We’re not going to get ahead of details on the background to the transaction, which will be available in our tender offer filings.

•	What I can say is that the Board, with the assistance of outside legal and financial advisors, conducted a thoughtful and comprehensive review of strategic alternatives.

15.	How confident are you that you will achieve the milestone payments?

•	As the first and only oral treatment for women with postpartum depression, we believe ZURZUVAE is well positioned for continued growth and success.

•

We negotiated a transaction structure that delivers immediate and certain value to Sage shareholders today, while also enabling them to continue to participate in ZURZUVAE’s upside potential following close.

•	Both Supernus and Sage believe there is a tremendous opportunity in ZURZUVAE as a treatment for women with PPD.

16.	Do you have any insight into what Supernus plans to do with the R&D side of Sage’s business?

•	Supernus continues to evaluate the potential of pipeline programs and assess development strategy.

17.	What happens if a third party emerges with a higher bid?

•	We’re not going to speculate on hypotheticals.

•	We’re focused on executing on the transaction we’ve just announced, which we are confident is in the best interest of our shareholders.

•	The Board is well advised and aware of its fiduciary duties.

18.	Was the Board’s decision unanimous?

•	Yes.

19.	Did Sage receive a fairness opinion?

•	The Board received a fairness opinion from Goldman Sachs.

20.	Is there a go-shop provision?

•	No.

•

The Board evaluated a broad range of alternatives and unanimously determined that the compelling transaction we have announced maximizes shareholder value and is in the best interest of Sage and our shareholders.

21.	Is there a termination fee? Reverse termination fee? If so, how much?

•

There is a termination fee payable by Sage under the normal circumstances of approximately $22.4 million. Additional details on the transaction are available in our merger agreement, which has been filed with the SEC.

22.	What approvals are required to complete the transaction?

•

The transaction is expected to close in the third quarter of 2025, subject to customary closing conditions and regulatory approvals, as well as the tender of a majority of the outstanding shares of Sage’s common stock.

•	We’re confident in our ability to complete the transaction.

23.	Do you expect regulatory scrutiny?

•	We are well advised, and we’re confident in our ability to complete the transaction.

24.	How are other shareholders reacting to the announcement?

•	We have received positive feedback on the value-maximizing transaction we’ve announced.

25.	Why a tender offer? Were other structures considered?

•	A tender offer provides an efficient and commonly used method of completing the transaction.

•	The tender offer will commence by July 2, 2025, to acquire all outstanding shares of Sage common stock.

26.	When does the tender offer close?

•	Supernus will promptly commence the tender offer, and it will expire 20 business days after its commencement, unless otherwise extended.

Employees

27.	Why Supernus? Why is this a good fit?

•	As a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, Supernus shares our commitment to serving patients.

•

Like Sage, Supernus is focused on supporting brain health and function, and their portfolio includes several products to treat neurological and psychiatric conditions, including epilepsy, Parkinson’s and ADHD.

•	Supernus sees the tremendous opportunity of ZURZUVAE, and is excited to get to work advancing our mission and helping more women with PPD.

28.	What happened to Biogen’s offer?

•

After evaluating the value maximizing opportunities available to the Company, the Board unanimously determined that this transaction with Supernus is the best path forward for Sage and our shareholders.

•

Supernus is committed to working with Biogen to advance the commercialization of ZURZUVAE as a treatment for women with PPD and its ongoing growth, and both parties see the tremendous opportunity for this important treatment.

29.	What does this mean for me/my role?

•	This announcement is just the first step in the process of Sage becoming part of Supernus.

•	Until closing of the transaction, we remain two separate companies and Sage continues to operate business as usual.

•	Please remain focused on the important work you do every day so that we can continue to support the patients and healthcare providers who rely on us.

•	Over the coming months, leaders from both companies will work together to determine how to best bring our two organizations together.

•	We will keep you updated as we work through this process.

30.	Will there be layoffs? If so, will there be a severance package?

•	This announcement is just the first step in the process of Sage becoming part of Supernus, and there are many decisions that still need to be made.

•	Over the coming months, leaders from both companies will work together to determine how to best bring our two organizations together.

•

In the event of employee redundancies or other decisions impacting specific roles, there will be a comprehensive package of resources provided to employees transitioning out of the organization, including severance and continuation of healthcare benefits.

•	We will keep you updated as we work through this process. As a reminder, no actions will be taken prior to the close of the transaction.

31.	Will there be any changes to employee compensation or benefits?

•	There are no immediate changes to employee compensation or benefits.

•	Until the transaction closes, we will remain a separate, independent company and it is business as usual.

•	Leaders from both companies will work together to determine how to best bring our two organizations together.

•	We expect further clarity, including specifics around Sage compensation and benefits programs, as we move through the process.

32.	Will there be changes in my day-to-day responsibilities or reporting structure?

•	There are no immediate changes to your day-to-day responsibilities or reporting structure.

•	Until the transaction closes, we will remain a separate, independent company and it is business as usual.

•	Leaders from both companies will work together to determine how to best bring our two organizations together.

•	We will keep you updated as we work through this process.

33.	What will happen to Sage’s leadership team?

•	Today is just the first step in a longer process to bring the two organizations together.

•	Leaders from both companies will work together to determine how to best bring our two organizations together.

•	We will keep you updated as these decisions are made.

34.	What does this mean for our pipeline?

•	Leaders from both companies will work together to determine how to best bring our two organizations together.

•	Supernus continues to evaluate the potential of our pipeline programs and assess development strategy.

•	We will keep you updated as we work through this process.

35.	When will the transaction close?

•

The transaction is expected to close in the third quarter of 2025, subject to customary closing conditions and regulatory approvals, as well as the tender of a majority of the outstanding shares of Sage’s common stock.

36.	What will happen to the Sage stock I own?

•	Under the terms of the agreement, Sage shareholders will receive $8.50 per share, plus one non-tradable contingent value right (CVR) payable upon achieving certain specific milestones.

•

The CVR entitles Sage stockholders to receive up to an additional $3.50 per share payable upon ZURZUVAE achieving certain sales and commercial milestones within certain specified periods (subject to the terms and conditions contained in a Contingent Value Rights Agreement detailing the terms of the CVR). These milestones include:

•	(1) $1.00 per share payable if in any calendar year between closing and end of 2027, annual net sales of ZURZUVAE allocable to Supernus reach $250 million or more in the U.S.,

•	(2) $1.00 per share payable if in any calendar year between closing and end of 2028, annual net sales of ZURZUVAE allocable to Supernus reach $300 million or more in the U.S.,

•	(3) $1.00 per share payable if in any calendar year between closing and end of 2030, annual net sales of ZURZUVAE allocable to Supernus reach $375 million or more in the U.S., and

•	(4) $0.50 per share at first commercial sale in Japan to a third-party customer after regulatory approval for ZURZUVAE for the treatment of major depressive disorder (MDD) in Japan by June 30, 2026.

37.	What will happen to my Sage stock options, RSUs, and/or PSUs?

•

In general, upon effectiveness of the merger, stock options, RSUs, and PSUs will be accelerated and deemed fully vested, subject to the applicable strike price and treatment of specific PSU milestone addressed in the agreement. Additional details are outlined below:

•	Options:

•

Upon the effectiveness of the merger, all of your outstanding and unexercised options with an exercise price lower than $8.50 per share, whether or not vested, will be deemed fully vested and will convert into the right to receive a cash payment (without interest) equal to the product of the excess of $8.50 over the per share exercise price of the option, multiplied by the total number of shares subject to such option. In addition, each such option will be converted into the right to receive one non-tradable contingent value right (CVR), which entitles Sage stockholders to receive up to an additional $3.50 per share, multiplied by the total number of shares subject to such option. The CVR is payable upon ZURZUVAE achieving certain sales and commercial milestones within certain specified periods, as described above.

•	Each option, whether or not vested, with an exercise price equal to or greater than $8.50 per share will be cancelled without payment.

•	RSUs:

•

Upon the effectiveness of the merger, each restricted stock unit (RSU) you hold will be deemed fully vested and will convert into the right to receive a cash payment (without interest) equal to $8.50 per share multiplied by the number of shares subject to such RSU. In addition, each such RSU will be converted into the right to receive one non-tradable contingent value right (CVR), which entitles Sage stockholders to receive up to an additional $3.50 per share, multiplied by the total number of shares subject to such RSU. The CVR is payable upon ZURZUVAE achieving certain sales and commercial milestones within certain specified periods, as described above.

•	PSUs:

•

Upon the effectiveness of the merger, each performance restricted stock unit (PSU) you hold for which the applicable performance period or milestone performance metric has not been achieved will vest pursuant to the terms of the merger agreement and will convert into the right to receive a cash payment (without interest) equal to $8.50 per share multiplied by the number of shares subject to such PSU, after giving effect to the agreed-upon vesting levels for such PSU set forth in the merger agreement. In addition, each such PSU will be converted into the right to receive one non-tradable contingent value right (CVR), which entitles Sage stockholders to receive up to an additional $3.50 per share, multiplied by the total number of shares subject to such PSU, after giving effect to the agreed-upon vesting levels for such PSU set forth in the merger agreement. The CVR is payable upon ZURZUVAE achieving certain sales and commercial milestones within certain specified periods, as described above.

38.	What is a CVR?

•	A Contingent Value Right, or CVR, allows shareholders to receive additional payment if certain events or milestones occur.

•

In this case, the CVR entitles Sage stockholders to receive up to an additional $3.50 per share payable upon ZURZUVAE achieving certain sales and commercial milestones within certain specified periods (subject to the terms and conditions contained in a Contingent Value Rights Agreement detailing the terms of the CVR). These milestones include

•	(1) $1.00 per share payable if in any calendar year between closing and end of 2027, annual net sales of ZURZUVAE allocable to Supernus reach $250 million or more in the U.S.,

•	(2) $1.00 per share payable if in any calendar year between closing and end of 2028, annual net sales of ZURZUVAE allocable to Supernus reach $300 million or more in the U.S.,

•	(3) $1.00 per share payable if in any calendar year between closing and end of 2030, annual net sales of ZURZUVAE allocable to Supernus reach $375 million or more in the U.S., and

•	(4) $0.50 per share at first commercial sale in Japan to a third-party customer after regulatory approval for ZURZUVAE for the treatment of major depressive disorder (MDD) in Japan by June 30, 2026.

39.	What should I tell HCPs, partners or other stakeholders who ask me about this announcement?

•	You should tell them that we are continuing to operate business as usual in the immediate term, and we will continue to work with them just as we always have.

•	We remain focused on executing our strategy and continuing the launch and commercialization of ZURZUVAE as a treatment for women with PPD.

40.	What should I do if an analyst or member of the media contacts me?

•	It is important that we speak with one voice.

•

Consistent with Company policy, if you receive any inquiries from members of the media, investors or the analyst community, please do not respond, and instead forward the inquiry to Francesca Dellelci at Francesca.Dellelci@Sagerx.com

41.	When will I receive additional information on this transaction? Who can I speak to if I have additional questions?

•	We are committed to transparency and will continue to share updates as we work through the process to close the transaction.

•	As always, feel free to speak to your manager with any questions you may have.

42.	What should I do from now until when the deal closes?

•	There are no immediate changes to your day-to-day responsibilities.

•	Until the transaction closes, we will remain a separate, independent company and it is business as usual.

•	Leaders from both companies will work together to determine how to best bring our two organizations together.

•	We will keep you updated as we work through this process.

43.	Are there any changes to our partnership with Biogen?

•	Until the transaction closes, we will remain a separate, independent company and it is business as usual. There are no changes to our partnership with Biogen during that time.

•	Supernus is committed to working with Biogen to advance the commercialization of ZURZUVAE as a treatment for women with PPD and its ongoing growth.

HCPs / PAGs / KOLs

44.	What does this mean for me?

•	Today’s announcement is the first step in the process. We expect the transaction to close in the third quarter of 2025, subject to customary closing conditions and regulatory approvals.

•	Until then, we remain two separate companies and it is business as usual for all of us.

•	This means we will continue to work with you as we always have until then

45.	What does this mean for patients?

•	Today’s announcement is the first step in the process. We expect the transaction to close in the third quarter of 2025, subject to customary closing conditions and regulatory approvals.

•	Until then, we remain two separate companies and it is business as usual for all of us.

•	Importantly, Supernus shares Sage’s commitment to serving patients.

46.	What should I tell patients if they ask about the transaction?

•	It is business as usual and we look forward to continuing to serve them.

47.	Could this transaction lead to price increases of ZURZUVAE? Could it lead to other changes for ZURZUVAE?

•	It is business as usual. We cannot comment on future plans for ZURZUVAE.

48.	What happens next? I work with a Sage contact now. Who will I work with once the transaction closes?

•	We expect the transaction to close in the third quarter of 2025, subject to customary closing conditions and regulatory approvals.

•	Until then, we remain two separate companies and it is business as usual for all of us.

•	As we work towards close of the transaction, we are committed to keeping you informed as we have updates to share.

Partners

49.	What does this mean for Sage partners?

•	We expect the transaction to close in the third quarter of 2025, subject to customary closing conditions and regulatory approvals.

•	Until then, we remain two separate companies and it is business as usual for all of us.

•	This means we will continue to work with you as we always have until then.

•	As we work towards close of the transaction, we are committed to keeping you informed as we have updates to share.

50.	Does this transaction change how we work together?

•	We expect the transaction to close in the third quarter of 2025, subject to customary closing conditions and regulatory approvals.

•	Until then, we remain two separate companies and it is business as usual for all of us.

•	We will continue to work with you as we always have until the transaction is complete.

•	We are committed to keeping you informed as we have updates to share.

51.	Does this impact my contract with Sage?

•	We expect the transaction to close in the third quarter of 2025, subject to customary closing conditions and regulatory approvals.

•	Until then, we remain two separate companies and it is business as usual for all of us.

•	This means there are no near-term changes to our existing contracts or how we work with you.

52.	What does this mean for the clinical trials underway?

•	We expect the transaction to close in the third quarter of 2025, subject to customary closing conditions and regulatory approvals.

•	Until then, we remain two separate companies and it is business as usual for all of us.

•	We are committed to keeping you informed as we work through process to closing the transaction.

53.	Will my point of contact remain the same?

•	Yes, please continue to reach out to your usual contact.

54.	Who can I contact if I have additional questions?

•	We are committed to keeping you informed as we work through process to closing the transaction.

•	In the meantime, should you have any questions, please don’t hesitate to reach out to [me / your usual contact].

Additional Information and Where to Find It

The tender offer (the “Offer”) for the outstanding shares of common stock (the “Shares”) of Sage Therapeutics, Inc., a Delaware corporation (the “Company”), described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the Offer materials that Supernus Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and Saphire, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), will file with the SEC upon commencement of the Offer. A solicitation and offer to buy outstanding Shares will only be made pursuant to the Offer materials that Parent and Purchaser intend to file with the SEC. At the time the Offer is commenced, Parent and Purchaser will file Offer materials on Schedule TO, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of the Company at no expense to them under the “Investor Relations” section at Parent’s website at https://www.supernus.com. Free copies of these materials and certain other offering documents will be made available by the Company under the “Investors & Media” section of the Company’s website at https://www.sagerx.com/ or by directing requests for such materials to the information agent for the Offer, which will be named in the tender offer materials. The information contained in, or that can be accessed through, Parent’s or the Company’s website is not a part of, or incorporated by reference into, this communication. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other Offer documents, as well as the Solicitation/Recommendation Statement, Parent and the Company file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements, or other information filed by Parent and the Company with the SEC for free on the SEC’s website at www.sec.gov.

Forward Looking Statements

This communication contains forward-looking statements related to the Company, Parent, the Offer, the merger of Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), the Agreement and Plan of Merger, dated June 13, 2025, by and among Parent, Purchaser, and the Company (the “Merger Agreement”) and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “opportunity,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions to the consummation of the Transactions; statements about the expected timetable for completing the Transactions; the Company’s plans, objectives, expectations and intentions; the financial condition, results of operations and business of the Company and Parent; the Company’s ability to commercialize current and future product candidates (including further commercialization of ZURZUVAE); and the anticipated timing of the closing of the Transactions.

Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict, and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the Offer and the Merger; uncertainties as to how many of the Company’s stockholders will tender their Shares in the Offer; risks related to non-achievement of the CVR milestones and that holders of the CVRs will not receive any payments in respect of those CVRs; the possibility that competing offers will be made; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the effects of the Transactions on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of U.S. Food and Drug Administration approvals or actions, if any; the impact of competitive products and pricing; that Parent may not realize the potential benefits of the Transactions; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; the Company’s launch and commercialization efforts in the U.S. with respect to ZURZUVAE for the treatment of women with PPD may not be successful; ZURZUVAE may not achieve the clinical benefit, clinical use or market acceptance for the treatment of PPD the Company or Parent expects or they may encounter reimbursement, market access, process-related or other issues, including competition in the market, that impact the success of their commercialization efforts; ZURZUVAE may never become the standard of care for women with PPD; and other risks listed under the heading “Risk Factors” in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by the Company and the Schedule TO and related tender offer documents to be filed by Parent and Purchaser. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to the Company and Parent, and the Company and Parent disclaim any obligation to update the information contained in this communication as new information becomes available.